EXHIBIT 7C

For period ending 4/30/2014 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1.
Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

                                                                  Is this the
                                                                  last filing
Series                                                            for this
Number  Series Name                                               Series? (Y/N)

136     Wells Fargo Advantage International Equity Fund                 N
137     Wells Fargo Advantage Asia Pacific Fund                         N
164     Wells Fargo Advantage International Bond Fund                   N
174     Wells Fargo Advantage Emerging Markets Equity Fund              N
175     Wells Fargo Advantage Global Opportunities Fund                 N
177     Wells Fargo Advantage Intrinsic World Equity Fund               N
184     Wells Fargo Advantage Emerging Markets Equity Income Fund       N
185     Wells Fargo Advantage Emerging Markets Local Bond Fund          N
186     Wells Fargo Advantage Strategic Income Fund                     N
189	Wells Fargo Advantage Emerging Markets Equity Select Fund	N